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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Carey,        William        P.               W.P. Carey & Co. LLC ("WPC")                  to Issuer (Check all applicable)
------------------------------------------------------------------------------------------       X  Director          10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ---                ---
                                                  Number of Reporting        Month/Year          X  Officer (give     Other (Specify
         525 Park Avenue                          Person, if an entity                          --- title below)   ---       below)
---------------------------------------------     (voluntary)             ----------------           Chairman & CEO
                 (Street)                                                                            ----------------------------
                                                      ###-##-####
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                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check Applicable Line)
                                                                             (Month/Year)         X   Form Filed by One
                                                                                                 ---- Reporting Person
                                                                             10/2000                  Form Filed by More than
   NY,              NY             10021                                                         ---- One Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                   (Month/     (Instr. 8)                                End of Month        Direct         Benefi-
                                    Day/                                                 (Instr. 3 and 4)    (D) or         cial
                                    Year) ---------------------------------------                            Indirect       Owner-
                                          Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock*                   10/16/00   P      V                A                  9,253,039                  D
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Common Stock*                   10/16/00   P      V                A                  9,253,039                  D
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Common Stock                    10/25/00   A              7,402    A                  9,253,039                  I           (A)
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Common Stock                    10/25/00   A              2,871    A                  9,253,039                  I           (B)
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Common Stock                    10/25/00   A              1,224    A                  9,253,039                  I           (C)
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Common Stock                    10/25/00   A              4,613    A                  9,253,039                  I           (D)
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Common Stock                    10/25/00   A              1,938    A                  9,253,039                  I           (E)
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(A) By W.P. Carey & Co., Inc.
(B) By Carey Corporate Properties, Inc.
(C) By 7th Carey Corporate Properties, Inc.
(D) By 8th Carey Corporate Properties, Inc.
(E) By 9th Carey Corporate Properties, Inc.
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
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative  2. Conver-   3. Trans-  4. Trans-      5. Number of       6. Date Exer-   7. Title and Amount  8. Price
   Security                sion or      action     action         Derivative         cisable and     of Underlying        of
   (Instr. 3)              Exercise     Date       Code           Securities Ac-     Expiration      Securities           Deriv-
                           Price of     (Month/    (Instr. 8)     quired (A) or      Date            (Instr. 3 and 4)     ative
                           Deriv-       Day/                      Disposed of        (Month/Day/                          Secur-
                           ative        Year)                      (D) (Instr. 3,     Year)                               ity
                           Security                              4, and 5)                                                (Instr. 5)
                                                                                  -----------------------------------
                                                                                  Date    Expira-            Amount or
                                                  --------------------------      Exer-   tion       Title   Number of
                                                  Code  V     (A)     (D)         cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership
   Security                     Derivative              Form of
   (Instr. 3)                   Securities              Derivative
                                Beneficially            Securities
                                Owned at End            Benefically
                                of Month                Owned at End
                                (Instr. 4)              Month
                                                        (Instr. 4)
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Explanation of Responses:

* Transactions represent dividend reinvestments.

Reminder: Report on a separate line for each class of securities beneficially owned         /s/ William P. Carey            2/9/2001
  directly or indirectly.                                                                   ------------------------------- -------
                                                                                            **Signature of Reporting Person   Date
        * If the form is filed by more than one reporting person, see Instruction 4(b)(v)

       ** Intentional misstatements or omissions of facts constitute Federal Criminal
          Violations
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
  If space is insufficient, see Instruction 6 for procedure.


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